Exhibit 99.1

Press Release	Source: Tribeworks, Inc.

Wednesday, October 5, 2006

Tribeworks, Inc. Sells Subsidiary to Focus on the Expanding IT
Support Business

GZIRA, Republic of Malta, October 5, 2006 -- Tribeworks, Inc. (OTC BB:TWKS.OB - News) announced that it has sold its subsidiary, Tribeworks Development Corporation (“TDC”), in addition to its iShell® software division.

Tribeworks, Inc. continues its forward momentum into worldwide outsourced IT support, and has divested itself of its iShell® software products in addition to its contract software development subsidiary, TDC. As a result, the company also announced the closure of its San Francisco TDC office, and the relocation of its US offices to Redmond, WA.

The company announced that iShell®, a multimedia authoring software tool, has been sold to tribalmedia, LLC. (www.tribalmedia.com) who plans to further develop and enhance the product and its support.

In addition, Tribeworks, Inc. announced that it has successfully completed the sale of its subsidiary Tribeworks Development Corporation to 541368, LLC, a California company. TDC does software consulting and contract development work for multimedia companies.

“With our push into IT outsourcing, the sale of these subsidiaries allows us to focus 100% on our core competencies of remote custom application software support. We are positive about the opportunities that remote software support holds, and especially excited with our initial client feedback regarding our proprietary software monitoring and support tools” stated Peter Jacobson, CEO of Tribeworks, Inc.

Atlas Technology Group has data centers in Seattle and Malta, and has recently opened software support centers in Gzira, Malta; Wellington, New Zealand; and Redmond, WA. AtlasTG provides outsourced software support services for custom applications, to clients with large IT functions worldwide. The company uses state of the art proprietary processes and monitoring systems to support a large range of custom software applications.

Robert Altinger, Executive Chairman - a 20 year support management veteran, who has worked in executive IT positions with several leading companies, including JP Morgan, Microsoft, and Avenade (a joint venture between Microsoft and Accenture) - stated that “the company, although still in its initial stages, has already invested millions of dollars in support infrastructure, hired many support analysts, and signed several large, international companies as clients.”

B.S.P. “Paddy” Marra, CFO stated that “in addition to the new, clear focus of the company, these sales would have a positive effect on the company’s balance sheet, including a reduction of liabilities of over $400,000 in Tribeworks, Inc.” Paddy Marra continued, “These divisions did not contribute to the company’s bottom line nor long term objectives, relative to the opportunities that we are seeing in the IT support market.”

Atlas Technology Group, a subsidiary of Tribeworks, Inc., provides outsourced software support services for clients with large IT functions worldwide. The company specializes in remotely supporting complex, custom-built applications, using best-of-breed process and monitoring systems, from state-of-the-art data centers in Seattle and Malta, in addition to providing 24x7 “follow the sun” support from centers in Malta, New Zealand, and Redmond, WA.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor there any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation. A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:     Peter Jacobson, CEO
(949) 274-3633